News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale,  CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	February 20, 2018
Contact:	Maria R. Hawthorne
(818) 244-8080, Ext. 1370

PS Business Parks, Inc. Reports Results for the Quarter and Year Ended December 31, 2017

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) reported operating results for the quarter and year ended December 31, 2017.

Operating Results for the Three Months Ended December 31, 2017

Net income allocable to common shareholders was $21.2 million, or $0.77 per diluted common share, for the three months ended December 31, 2017, an increase of $8.3 million, or 64.5%, from $12.9 million, or $0.47 per diluted common share, for the same period in 2016.  The increase was mainly due to a reduction in charges related to the redemption of preferred securities combined with a $2.4 million increase in net operating income (“NOI”–described below) with respect to our real estate facilities and reduced preferred distributions. The increase in NOI includes a $2.7 million increase for our Same Park facilities (described below) due primarily to higher realized rent per occupied square foot and increased occupancy, offset partially by reduced NOI with respect to facilities we sold or are holding for sale or development.

Operating Results for the Year Ended December 31, 2017

Net income allocable to common shareholders was $90.4 million, or $3.30 per diluted common share, for the year ended December 31, 2017, an increase of $27.6 million, or 43.8%, from $62.9 million, or $2.31 per diluted common share, for the same period in 2016. The increase was due to a $12.9 million increase in NOI with respect to our real estate facilities,  gains on the sale of real estate facilities and development rights,  a reduction in preferred distributions and a reduction in interest expense due to the repayment of debt, partially offset by an increase in charges related to the redemption of preferred securities. The increase in NOI includes a  $14.5 million increase for our Same-Park facilities due primarily to higher realized rent per occupied square foot and increased occupancy, offset partially by reduced NOI with respect to facilities we sold or are holding for sale or development.

Funds from Operations

Funds from operations (“FFO”) per share was  $1.40 for the three months ended December 31, 2017,  as compared to $1.18 for the same period in 2016, an increase of $0.22 per share. FFO is a non-GAAP (generally accepted accounting principles) measure defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation, gains and losses from sales and impairment charges with respect to real estate assets.

FFO per share was $5.83 for the year ended December 31, 2017, an increase of $0.66 from the year ended December 31, 2016 of $5.17.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) charges related to the redemption of preferred securities, (ii) separation settlement payments, as well as charges or reversals related to stock based compensation, due to the departure of senior executives and (iii) certain other non-cash and/or nonrecurring income or expense items. We believe our presentation of Core FFO assists investors and analysts in evaluating our comparative operating performance between reporting periods. However, Core FFO per share is not a substitute for net income per share. Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles FFO per share, as reported, to Core FFO per share for the three months and years ended December 31, 2017 and 2016:

	For the Three Months			For the Years
	Ended December 31,			Ended December 31,
	2017	2016	Change	2017	2016	Change
FFO per share, as reported	$1.40	$1.18	18.6%	$5.83	$5.17	12.8%
Charge related to the redemption of
preferred securities	0.12	0.21		0.31	0.21
Net impact due to the departure of senior executives	—	—		(0.01)	0.06
Lease buyout payment	—	—		—	(0.01)
Acquisition transaction costs	—	—		—	0.01
Core FFO per share	$1.52	$1.39	9.4%	$6.13	$5.44	12.7%

Property Operations

To evaluate the ongoing performance of the Company’s portfolio over comparable periods, management analyzes the operating performance of properties owned and operated throughout both periods (the “Same Park” facilities). The Same Park portfolio includes all operating properties acquired prior to January 1, 2015,  except for 705,000 square feet of office product in Orange County, California, held for sale as of December 31, 2017. Operating properties acquired subsequently are referred to as “Non-Same Park.” For the three months and years ended December 31, 2017 and 2016, the Same Park facilities constitute 27.1 million rentable square feet, representing 96.8% of the 28.0 million square feet in the Company’s total portfolio as of December 31, 2017.

The following table presents the operating results of the Company’s Same Park facilities for the three months and years ended December 31, 2017 and 2016 (unaudited, in thousands, except per square foot amounts):

	For the Three Months			For the Years
	Ended December 31,			Ended December 31,
	2017	2016	Change	2017	2016	Change
Adjusted rental income (1) (4)	$97,634	$92,962	5.0%	$386,133	$369,000	4.6%
Adjusted cost of operations (2) (4)	29,810	27,879	6.9%	115,574	112,929	2.3%
Net operating income (3) (4)	$67,824	$65,083	4.2%	$270,559	$256,071	5.7%

Selected Statistical Data
Gross Margin (5)	69.5%	70.0%	(0.7%)	70.1%	69.4%	1.0%
Weighted average square foot occupancy	95.1%	94.8%	0.3%	94.4%	94.2%	0.2%
Annualized realized rent per occupied
square foot (6)	$15.16	$14.47	4.8%	$15.10	$14.45	4.5%

(1)Adjusted rental income excludes material lease buyout payments, because we believe they are not reflective of ongoing rental income.

(2)Adjusted cost of operations excludes Long-Term Equity Incentive Plan (“LTEIP”) amortization, which can vary significantly period to period based upon the performance of the whole company, rather than just property operations.

(3)We evaluate the performance of our business parks primarily based on NOI, a non-GAAP financial measure, because we believe NOI is an important measure of the value and performance of our real estate. We believe investors utilize NOI in a similar manner and for similar reasons. We define NOI as adjusted rental income less adjusted cost of operations. NOI excludes depreciation and amortization because management and investors do not consider it important in valuing real estate or evaluating real estate performance, because depreciation assumes the value of real estate declines ratably from its historical cost based upon the passage of time, while we believe the value of real estate changes based upon cash flow and other market factors.

(4)Our calculation of adjusted rental income, adjusted cost of operations, and NOI may not be comparable to those of other companies and should not be used as an alternative to measure performance calculated in accordance with GAAP.  See “Reconciliation of Selected non-GAAP Measures to Analogous GAAP Measures” below for reconciliations of each of these measures to their closest analogous GAAP measure on our income statements.

(5)Computed by dividing NOI by adjusted rental income.

(6)Represents the annualized adjusted rental income earned per occupied square foot.

The following table summarizes selected quarterly financial data with respect to the Same Park facilities (unaudited, in thousands, except per square foot amounts):

	For the Three Months Ended
	March 31	June 30	September 30	December 31	Full Year
Adjusted rental income
2017	$96,203	$95,849	$96,447	$97,634	$386,133
2016	$91,634	$91,938	$92,466	$92,962	$369,000

Adjusted cost of operations
2017	$28,328	$28,118	$29,318	$29,810	$115,574
2016	$29,496	$27,210	$28,344	$27,879	$112,929

Snow removal
2017	$378	$103	$—	$63	$544
2016	$1,810	$—	$—	$—	$1,810

Utilities
2017	$5,458	$5,309	$5,810	$5,410	$21,987
2016	$5,855	$5,007	$5,884	$5,332	$22,078

Weighted average square foot occupancy
2017	94.6%	93.7%	94.1%	95.1%	$94.4%
2016	94.2%	93.7%	94.2%	94.8%	$94.2%

Annualized realized rent per occupied square foot
2017	$15.01	$15.10	$15.13	$15.16	$15.10
2016	$14.36	$14.48	$14.49	$14.47	$14.45

Multi-Family Development Update

Highgate at the Mile, the Company’s multi-family development in Tysons, Virginia, began leasing activities during the second quarter of 2017 and as of December 31, 2017 was 58.5% occupied. The 435,000 square foot project includes 395 residential units and approximately 2,100 square feet of retail space. During the three months and year ended December 31, 2017, the Company recorded an equity in loss of the unconsolidated joint venture of $47,000 and $805,000, respectively, comprised of our proportionate share of net operating income of $546,000 and $375,000, respectively, and depreciation expense of $593,000 and $1.2 million, respectively.

Capital Activities

We have 705,000 rentable square feet of office product in Orange County, California, held for sale. These assets were removed from the Same Park portfolio, as they are no longer expected to remain part of our ongoing business operations. While there can be no assurance of a completed sale, we expect to complete the sale of these assets during 2018.

On December 7, 2017, we issued $200.0 million of our 5.20% Cumulative Preferred Stock, Series Y. We received $193.6 million in net proceeds.

On January 3, 2018, we redeemed $130.0 million of our outstanding 6.00% Cumulative Preferred Stock, Series T called for redemption at par on December 4, 2017.  We recorded a charge totaling $4.1 million during the three months ended December 31, 2017 as a result of this redemption.

During 2017, we raised $430.0 million in gross proceeds from the issuance of preferred stock with an average coupon rate of 5.23%, and we called for redemption a total of $350.0 million in preferred stock with a coupon rate of 6.00%.

Distributions Declared

On February 19, 2018, the Board of Directors declared a quarterly dividend of $0.85 per common share. Distributions were also declared on the various series of depositary shares, each representing 1/1,000 of a share of preferred stock. Distributions are payable on March 29, 2018 to  shareholders of record on March 14, 2018.

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 31, 2017,  the Company wholly owned 28.0 million rentable square feet with approximately 4,950 customers in six states and a 95.0% interest in a  395-unit apartment complex.

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; the impact of general economic conditions upon rental rates and occupancy levels at the Company’s facilities; the availability of permanent capital at attractive rates, the outlook and actions of Rating Agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc., including more financial analysis of the fourth quarter operating results, is available on the Company’s website at psbusinessparks.com.

A conference call is scheduled for Tuesday,  February 20, 2018, at 9:00 a.m. PST (12:00 p.m. EST) to discuss the fourth quarter results. The toll free number is (888) 299-3246; the conference ID is 8266629. The call will also be available via a live webcast on the Company’s website. A replay of the conference call will be available through March 20, 2018 at (855) 859‑2056, as well as via webcast on the Company’s website.

Additional financial data attached.

PS BUSINESS PARKS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS

Cash and cash equivalents	$114,882	$128,629

Real estate facilities, at cost (1)
Land	770,310	770,310
Buildings and improvements	2,166,579	2,128,828
	2,936,889	2,899,138
Accumulated depreciation	(1,168,980)	(1,090,979)
	1,767,909	1,808,159
Properties held for disposition, net (1)	45,450	48,445
Land and building held for development	29,665	27,028
	1,843,024	1,883,632
Investment in and advances to unconsolidated joint venture	100,898	67,190
Rent receivable, net	1,876	1,945
Deferred rent receivable, net	32,062	29,770
Other assets	7,417	8,205
Total assets	$2,100,159	$2,119,371

LIABILITIES AND EQUITY

Accrued and other liabilities	$80,223	$78,657
Preferred stock called for redemption	130,000	230,000
Total liabilities	210,223	308,657

Commitments and contingencies

Equity:
PS Business Parks, Inc.’s shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized,
38,390 and 35,190 shares issued and outstanding at
December 31, 2017 and 2016, respectively	959,750	879,750
Common stock, $0.01 par value, 100,000,000 shares authorized,
27,254,607 and 27,138,138 shares issued and outstanding at
December 31, 2017 and 2016, respectively	272	271
Paid-in capital	735,067	733,671
Accumulated deficit	(1,778)	(433)
Total PS Business Parks, Inc.’s shareholders’ equity	1,693,311	1,613,259
Noncontrolling interests	196,625	197,455
Total equity	1,889,936	1,810,714
Total liabilities and equity	$2,100,159	$2,119,371

(1)Land, building, and accumulated depreciation for the 705,000 square feet of office space in Orange County, California, has been reclassified at December 31, 2017 and 2016 to “Properties held for disposition, net.”

PS BUSINESS PARKS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016

Rental income	$101,837	$97,599	$402,179	$386,871

Expenses
Cost of operations	32,378	30,668	125,340	123,108
Depreciation and amortization	23,805	24,600	94,270	99,486
General and administrative	2,660	2,880	9,679	14,862
Total operating expenses	58,843	58,148	229,289	237,456

Operating income	42,994	39,451	172,890	149,415
Interest and other income	343	293	942	1,233
Interest and other expense	(313)	(157)	(1,285)	(5,664)
Equity in loss of unconsolidated joint venture	(47)	—	(805)	—
Gain on sale of real estate facility	—	—	1,209	—
Gain on sale of development rights	2,500	—	6,365	—
Net income	45,477	39,587	179,316	144,984
Allocation to noncontrolling interests	(5,669)	(3,461)	(24,279)	(16,955)
Net income allocable to PS Business Parks, Inc.	39,808	36,126	155,037	128,029
Allocation to preferred shareholders
Preferred distributions	(14,401)	(15,778)	(52,873)	(57,276)
Charge related to the redemption of preferred securities	(4,078)	(7,312)	(10,978)	(7,312)
Allocation to restricted stock unit holders	(179)	(182)	(761)	(569)
Net income allocable to common shareholders	$21,150	$12,854	$90,425	$62,872

Net income per common share
Basic	$0.78	$0.47	$3.32	$2.32
Diluted	$0.77	$0.47	$3.30	$2.31

Weighted average common shares outstanding
Basic	27,255	27,128	27,207	27,089
Diluted	27,442	27,213	27,412	27,179

PS BUSINESS PARKS, INC.

Computation of Funds from Operations and Funds Available for Distribution

(Unaudited, in thousands, except per share amounts)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016
Computation of Funds From Operations (1)

Net income allocable to common shareholders	$21,150	$12,854	$90,425	$62,872
Adjustments
Gain on sale of real estate facility	—	—	(1,209)	—
Gain on sale of development rights	(2,500)	—	(6,365)	—
Depreciation and amortization	23,805	24,600	94,270	99,486
Depreciation from unconsolidated joint venture	593	—	1,180	—
Net income allocated to noncontrolling interests	5,669	3,461	24,279	16,955
Net income allocated to restricted stock unit holders	179	182	761	569
FFO allocable to common and dilutive shares	$48,896	$41,097	$203,341	$179,882

Weighted average common shares outstanding	27,255	27,128	27,207	27,089
Weighted average common operating partnership units outstanding	7,305	7,305	7,305	7,305
Weighted average restricted stock units outstanding	174	322	186	290
Weighted average common share equivalents outstanding	187	85	205	90
Total common and dilutive shares	34,921	34,840	34,903	34,774

Net income per common share—diluted	$0.77	$0.47	$3.30	$2.31
Gain on sale of real estate facility	—	—	(0.03)	—
Gain on sale of development rights	(0.07)	—	(0.18)	—
Depreciation and amortization, including amounts from investment
in unconsolidated joint venture	0.70	0.71	2.74	2.86
FFO per share (1)	$1.40	$1.18	$5.83	$5.17

Computation of Funds Available for Distribution ("FAD") (1)

FFO allocable to common and dilutive shares	$48,896	$41,097	$203,341	$179,882
Adjustments
Recurring capital improvements	(3,395)	(3,036)	(10,069)	(8,336)
Tenant improvements	(4,837)	(2,977)	(28,294)	(16,086)
Lease commissions	(2,315)	(1,476)	(7,477)	(6,530)
Straight-line rent	(392)	(82)	(2,311)	(1,746)
Non-cash stock compensation expense	1,529	1,979	4,777	10,912
Cash paid for taxes in lieu of shares upon vesting of
restricted stock units	—	—	(3,865)	(1,940)
In-place lease adjustment	8	(83)	(18)	(520)
Tenant improvement reimbursements, net of lease incentives	(528)	(414)	(2,182)	(1,667)
Capitalized interest	—	(31)	(506)	(885)
Charge related to the redemption of preferred securities	4,078	7,312	10,978	7,312
FAD	$43,044	$42,289	$164,374	$160,396
Distributions to common shares and units	$29,555	$26,014	$118,130	$103,770
Distribution payout ratio	68.7%	61.5%	71.9%	64.7%

(1)FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents net income before real estate depreciation, gains or losses and impairment charges, which are excluded because they are based upon historical real estate costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO per share represents FFO allocable to common and dilutive shares, divided by aggregate common and dilutive shares. FAD represents FFO adjusted to (a) deduct capital expenditures that maintain the real estate values, tenant improvements, and lease commissions, and (b) eliminate certain non-cash expenses or income such as straight line rent and non-cash stock compensation expense. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner.  FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.  In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PS BUSINESS PARKS, INC.

Reconciliation of Selected non-GAAP Measures to Analogous GAAP Measures

(Unaudited, in thousands)

	For the Three Months			For the Years
	Ended December 31,			Ended December 31,
	2017	2016	Change	2017	2016	Change
RENTAL INCOME
Adjusted rental income
Same Park	$97,634	$92,962	5.0%	$386,133	$369,000	4.6%
Non-Same Park	519	287	80.8%	1,495	296	405.1%
Assets sold or held for sale or development (1)	3,684	4,350	(15.3%)	14,551	17,047	(14.6%)
Lease buyout payment	—	—	0.0%	—	528	(100.0%)
Total rental income	101,837	97,599	4.3%	402,179	386,871	4.0%

COST OF OPERATIONS
Adjusted cost of operations
Same Park	29,810	27,879	6.9%	115,574	112,929	2.3%
Non-Same Park	455	286	59.1%	1,373	289	375.1%
Assets sold or held for sale or development (1)	1,549	1,812	(14.5%)	6,062	6,887	(12.0%)
LTEIP amortization	564	691	(18.4%)	2,331	3,003	(22.4%)
Total cost of operations	32,378	30,668	5.6%	125,340	123,108	1.8%

OPERATING INCOME
Net operating income
Same Park	67,824	65,083	4.2%	270,559	256,071	5.7%
Non-Same Park	64	1	6,300.0%	122	7	1,642.9%
Assets sold or held for sale or development (1)	2,135	2,538	(15.9%)	8,489	10,160	(16.4%)
Lease buyout payment and LTEIP amortization	(564)	(691)	(18.4%)	(2,331)	(2,475)	(5.8%)
Depreciation and amortization	(23,805)	(24,600)	(3.2%)	(94,270)	(99,486)	(5.2%)
General and Administrative	(2,660)	(2,880)	(7.6%)	(9,679)	(14,862)	(34.9%)
Operating income	$42,994	$39,451	9.0%	$172,890	$149,415	15.7%

(1)The operations for “assets sold or held for sale or development” is primarily comprised of the historical operations of the 705,000 rentable square feet of office product held for sale and are therefore not expected to remain part of our ongoing operations. These assets were removed from the Same Park portfolio in the current quarter’s presentation. For the three months and year ended December 31, 2016, “assets sold or held for sale or development” also includes operations from a 123,000 square foot office building held for development.